Exhibit 99.1

October 14, 2011	Symbol: BER (TSXV)

BE Resources Completes Review of Overall Strategy

TORONTO, ONTARIO – BE Resources Inc. (TSXV: BER) (“BE” or the “Company”) announced that the Company has completed the review of its overall strategy, assets and operations, which was initiated with the appointment of two new directors on August 24, 2011 and changes to the management team announced on August 25, 2011.

The conclusion of the board is that it will cease exploration work on its New Mexico properties and place the Warm Springs project on care and maintenance. The Company’s focus will turn to acquiring an interest in more traditional precious and base metal exploration properties. The Company has been examining a number of opportunities in DRC, Bolivia, British Columbia, Mexico and Quebec and has entered into a memorandum of understanding respecting four mining concessions in Bolivia where the target minerals are gold, palladium and platinum, under which memorandum of understanding the Company has 90 days to conduct due diligence.

This change in focus is based on a number of important factors including a comparison of the Company’s drilling results to date at its Warm Springs project to the cut-off grades for seven rare earth projects and one beryllium project that P&E Mining Consultants Inc., a technical advisor to the Company, has selected for benchmarking purposes. The average TREO for drill hole numbers 1, 2, 3, 10, 11, 12, 14, 15, 16, 17 and 19 as calculated by P&E are well below the TREO cut-off grades at the benchmarking projects (the latter being 1.12%), and the average BeO grades for the same eleven holes, plus drill hole numbers 4 and 5, are also well below the BeO cut-off grades at the benchmarking project (the latter being 0.06%) . Cut-off grades represent break-even on an operating cost basis, without taking into consideration capital costs. Additional factors include high permitting costs to date and drilling costs to date which have been high due to extensive monitoring obligations imposed at Warm Springs by the New Mexico Mining and Minerals Division. The Company has therefore decided to conserve cash and seek out other projects.

The Company is pleased to announce that Mani Verma P.Eng. has agreed to join the board of directors of the Company. His appointment is effective immediately, subject to the approval of the TSX Venture Exchange. Mr. Verma is one of the founders of Micon International Limited, mineral industry consultants. He brings to the board over 35 years experience as a mining engineer, working with both mining companies and major consulting firms. Mr. Verma is a Professional Engineer in Ontario, Canada. Mike Swedak, a recent appointee to the board, has for personal reasons resigned from the board.

Eugene Puritch, P. Eng. of P&E, a Qualifed Person (as defined under National Instrument 43-101), has verified the data relating to the Company disclosed in, and approved the technical contents of, this news release.

Cautionary Statements

Certain statements contained in this news release may contain forward-looking information within the meaning of United States and Canadian securities laws. Such forward-looking information is identified by words such as “estimates”, “intends”, “plans”, “expects”, “believes”, “may” and “will” and include, without limitation, the statement that the Company’s focus will turn to acquiring an interest in more traditional precious and base metal exploration properties. There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from such statements. Factors that could cause actual results to differ materially include, among others, uncertainties as to metal prices, the state of the capital markets, the global economy, regulatory requirements and an inability on the part of the Company to raise the funds necessary to carry out its objectives. Reference is also made to the risk factors contained in the Company’s annual report on Form 10-K for the year ended December 31, 2010. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking information. Except as otherwise required by applicable securities statutes or regulation, the Company expressly disclaims any intent or obligation to update publicly forward-looking information, whether as a result of new information, future events or otherwise.

For further information:

Jon Pereira, President & CEO
50 Richmond Street East, Suite 101
Toronto, Ontario
Tel: (416) 214-7824

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.